Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:

Cary Grossman

Chief Financial Officer

713- 827-2104

cgrossman@gentium.it

Investor Relations Contacts:

U.S.

Lippert/Heilshorn & Assoc.

Kim Sutton Golodetz

Kgolodetz@lhai.com

Anne Marie Fields

afields@lhai.com

212-838-3777

Italy:

Burson-Marsteller

Luca Ricci Maccarini

luca_maccarini@it.bm.com

+39 02.721431

Gentium S.p.A. Announces Exercise of Over-Allotment Option

Villa Guardia (Como), Italy, July 27, 2005 – Gentium S.p.A.  (AMEX: GNT) (the “Company”) announced that the underwriters of its initial public offering of June 16, 2005 have exercised their over-allotment option to purchase an additional 300,000 of the Company’s American Depositary Shares (ADSs), at a price of $9.00.  Gentium received gross proceeds of $2.7 million from the exercise of this option.  To date, the underwriters have purchased a total of 2,700,000 ADSs.  Maxim Group LLC and I-Bankers Securities Incorporated served as co-managers of the offering.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission on June 16, 2005. This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus. A copy of the final prospectus relating to these securities may be obtained from Maxim Group LLC,

405 Lexington Avenue, 2nd Floor, New York, NY 10174, and I-Bankers Securities Incorporated, 1560 East Southlake Boulevard, Suite 232, Southlake, Texas, 76092.

About the Company

The Company, located in Villa Guardia (Como), Italy, is a biopharmaceutical company focused on the research, discovery and development of drugs derived from DNA extracted from natural sources and drugs which are synthetic oligonucleotides (molecules chemically similar to natural DNA) to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.”  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology.  These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control.  It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements.  For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Prospectus filed with the Securities and Exchange Commission under Rule 424(b)(4) under the caption “Risk Factors.”

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